Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 21st day of November 2013 (the “Termination Date”) by and among WILBUR ST. CORP., a New York corporation (“Landlord”), and ADVANCE BIOFACTURES CORP., a New York corporation, and BIOSPECIFICS TECHNOLOGIES CORP., a Delaware corporation ( collectively, “Tenant”).

W I T N E S S E T H:

WHEREAS, the Landlord desires to transfer ownership of the Premises to a third party buyer (the “Buyer”) as of the Termination Date, and the Tenant desires to lease the Premises (defined herein) from Buyer beginning as of the Termination Date;

WHEREAS, Landlord and Tenant are parties to that certain Commercial Lease Agreement, dated as of January 30, 1998 (the “Original Lease”), as amended by the Extension and Modification Agreement, dated as of July 1, 2005 (the “First Amendment”), and as amended by the Lease Modification Agreement, dated as of June 22, 2009 (the “Second Amendment,” and collectively with the Original Lease and First Amendment, the “Lease”), whereby Tenant leases from the Landlord and Landlord leases to Tenant the premises known as 35 Wilbur Street, Lynbrook, New York 11563 (the “Premises”);

WHEREAS, the term of the Lease expired as of June 30, 2010 and the Tenant has been leasing the Premises on a month-to-month basis on the same economic terms as the Lease; and

WHEREAS, given the sale described above, Tenant wishes to be released from its obligations under the Lease and to terminate the month-to-month tenancy of the Premises, and Landlord is willing to grant such release and accept such termination, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.            Capitalized Terms.  All capitalized terms used in this Agreement which are not otherwise defined in this Agreement shall have their respective meanings set forth in the Lease.

2.            Termination of Tenancy.

(a)            Effective as of Termination Date, the Lease and the month-to-month tenancy shall be extinguished.  Landlord hereby confirms that there are no items required to be removed from the Premises, and Tenant shall not be obligated to remove any Tenant improvements, wiring or cabling from the Premises.  Notwithstanding any provision contained in the Lease or in this Agreement to the contrary, Tenant shall have no other obligation with respect to the repair or restoration of all or any part of the Premises.  All rent and other amounts payable under the Lease shall be apportioned as of the Termination Date.  Landlord represents and warrants to Tenant that Landlord has obtained any necessary consents and approvals in connection with the transactions contemplated by this Agreement, including, without limitation, from Landlord’s principals and the holder of any mortgage which affects the Premises.

3.            Release of Tenant.  On the Termination Date, Landlord shall accept the termination of the Lease and the month-to-month tenancy of the Premises and release Tenant, its successors and assigns from all claims, obligations and liabilities of every kind or nature whatsoever arising out of or in connection with the Premises, the Lease and the month-to-month tenancy.  Tenant shall have no obligation to make any payments after the Termination Date with respect to the rent or adjustments thereof, or any taxes or assessments.

4.            Release of Landlord.  Effective on the Termination Date, Tenant shall release Landlord and its successors and assigns from and against any and all claims, obligations and liabilities of every kind or nature whatsoever arising out of or in connection with the Premises, the Lease, and the month-to-month tenancy.

5.            Broker.  Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement, and that, to the best of its knowledge, no broker negotiated this Agreement or is entitled to any fee or commission in connection herewith.  Each of Landlord and Tenant agrees to pay, hold harmless and indemnify the other party, from and against any and all costs, liability and expenses (including reasonable attorneys’ fees and disbursements and reasonable attorneys’ fees and disbursements incurred in establishing liability under this Section 5 and in collecting amounts payable hereunder) arising in connection with any commissions, charges or other compensation claimed by any broker, finder or like agent claiming to have dealt with the indemnifying party with respect to the negotiation, execution or delivery of this Agreement, or the above representation being false.

6.            Governing Law.  This Agreement shall be governed by and construed in accordance with New York law without regard to conflicts of law principles that might direct the application of the law of another jurisdiction.

7.            Counterparts.  This Agreement may be executed in several counterparts, all of which, taken together, shall constitute one original instrument.

8.            Entire Agreement.  This Agreement constitutes the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, express or implied, relating to the subject matter of this Agreement.

9.            No Oral Changes.  This Agreement may not be amended orally, but only by a writing duly executed by the parties.

10.            Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, Landlord and Tenant and their respective successors and assigns.

11.            Confidentiality.  Except to the extent required in the Tenant’s reports filed with the Securities and Exchange Commission or as otherwise required by law, Landlord and Tenant agree not to issue any public statement, announcement or press release regarding this Agreement or the transactions contemplated by this Agreement to any party or otherwise disclose the existence or contents of this Agreement or the transactions contemplated by this Agreement; provided, however, that the foregoing shall not prevent Landlord and Tenant from sharing such information with its partners, employees, attorneys, accountants, consultants and lenders.

[Signature Page to Follow.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD:

WILBUR STREET CORP. a New York corporation

By:	/s/ Thomas L Wegman
Name: Thomas L Wegman
Title: President

TENANT:

ADVANCE BIOFACTURES CORP. a New York corporation

By:	/s/ Thomas L Wegman
Name: Thomas L. Wegman
Title: President

BIOSPECIFICS TECHNOLOGIES CORP. a Delaware corporation

By:	/s/ Thomas L Wegman
Name: Thomas L. Wegman
Title: President